Exhibit 99.1

For Immediate Release	Media Contact:	Jackie Smith (803) 231-3486
	Analyst Contact:	Jim Mabry (843) 529-5593

South State Corporation Reports Fourth Quarter 2019 Results and

Declares Increase in Quarterly Cash Dividend

COLUMBIA, S.C.—January 27, 2020—South State Corporation (NASDAQ: SSB) today released its unaudited results of operations and other financial information for the three-month and twelve-month period ended December 31, 2019.

The Company reported consolidated net income of $1.45 per diluted common share for the three months ended December 31, 2019, compared to $1.35 per diluted common share for the three months ended December 31, 2018. For the year ended December 31, 2019, net income totaled $5.36 per diluted common share, compared to $4.86 per diluted common share, an increase of 10.3%.

Adjusted net income (non-GAAP) totaled $1.48 per diluted share for the three months ended December 31, 2019, compared to $1.35 per diluted share one year ago. For the year ended December 31, 2019, adjusted net income (non-GAAP) totaled $5.63 per diluted share, compared to $5.50 per diluted share, an increase of 2.4%.

Soundness

Balance sheet strength and optionality remains a core commitment. Asset quality was exceptional with net charge-offs on non-acquired loans at 0.06% in the fourth quarter of 2019 and 0.04% for fiscal year 2019. Capital levels were strong and tangible book value increased by 7.8% in 2019. We preserved the integrity of our balance sheet while repurchasing over 2.1 million shares, or ~6%, of the Company’s outstanding common stock during 2019.

Profitability

The Company enacted several initiatives in 2019 to improve our operating leverage including closing thirteen branches, termination of the pension plan, and began the process of implementing a new commercial loan system. Expenses decreased in FY19 by $16.3 million (GAAP) and $0.6 million (adjusted – non-GAAP), a decrease of 3.9% and 0.2%, respectively. We remain focused on controlling expense growth and recently announced additional branch optimization plans for 2020.

Loan / Deposit Growth

During 2019, we invested in expansion of our branch presence in Raleigh, NC, and opened a new market headquarters in Richmond, VA. We continue to recruit talent from large institutions and benefit from our deep and dense footprint in vibrant economic markets. Net loan growth was 3.2% in 2019 fueled by 9% growth in C&I loans. Overall deposits grew by 4.6% to over $12.1 billion, and we added ~4,500 transaction accounts during the year.

Quarterly Cash Dividend

The Company’s Board of Directors voted to increase the common stock dividend this quarter by $0.01 to $0.47 per share, which is a 2.2% increase compared to last quarter, and a $0.09 per share increase, or 23.7%, compared to the same quarter one year ago. The dividend will be payable on February 14, 2020 to shareholders of record as of February 7, 2020. This dividend represents the 8th consecutive quarterly increase in the cash dividend paid to the shareholders of SSB.

Fourth Quarter 2019 Financial Performance

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands, except per share data)	2019	2019	2019	2018	2018	2019	2018
INCOME STATEMENT
Interest income
Loans, including fees (8)	$132,615	$134,953	$135,388	$131,834	$132,541	$534,790	$521,478
Investment securities, federal funds sold and securities purchased under agreements to resell	14,839	15,048	14,594	11,556	11,327	56,037	45,730
Total interest income	147,454	150,001	149,982	143,390	143,868	590,827	567,208
Interest expense
Deposits	15,227	16,655	17,393	16,645	15,310	65,920	45,452
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	5,771	5,973	5,410	3,478	2,166	20,632	8,540
Total interest expense	20,998	22,628	22,803	20,123	17,476	86,552	53,992
Net interest income	126,456	127,373	127,179	123,267	126,392	504,275	513,216
Provision for loan losses	3,557	4,028	3,704	1,488	3,734	12,777	13,783
Net interest income after provision for loan losses	122,899	123,345	123,475	121,779	122,658	491,498	499,433
Noninterest income	36,307	37,582	37,618	32,058	35,642	143,565	145,749
Pre-tax operating expense	99,134	96,364	97,803	97,125	96,664	400,086	391,059
Branch consolid./acquisition and merger expense	1,494	--	2,078	1,114	--	4,552	29,868
Pension plan termination expense	--	--	9,526	--	--	--	4,539
Total noninterest expense	100,628	96,364	109,407	98,239	96,664	404,638	420,927
Income before provision for income taxes	58,578	64,563	51,686	55,598	61,636	230,425	224,255
Provision for income taxes	9,487	12,998	10,226	11,231	12,632	43,942	45,384
Net income	$49,091	$51,565	$41,460	$44,367	$49,004	$186,483	$178,871
Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$49,091	$51,565	$41,460	$44,367	$49,004	$186,483	$178,871
Securities losses (gains), net of tax	(20)	(349)	(1,371)	(432)	2	(2,173)	520
Provision for income taxes, deferred tax revaluation	--	--	--	--	--	--	(990)
FHLB prepayment penalty	--	--	--	107	--	107	--
Pension plan termination expense, net of tax	--	--	7,641	--	--	7,641	--
Branch consolid./acquisition and merger expense, net of tax	1,252	-	1,667	782	--	3,701	23,692
Adjusted net income (non-GAAP)	$50,323	$51,216	$49,397	$44,824	$49,006	$195,759	$202,093
Basic earnings per common share	$1.46	$1.51	$1.18	$1.25	$1.36	$5.40	$4.90
Diluted earnings per common share	$1.45	$1.50	$1.17	$1.25	$1.35	$5.36	$4.86
Adjusted net income per common share - Basic (non-GAAP) (3)	$1.49	$1.50	$1.41	$1.26	$1.36	$5.66	$5.53
Adjusted net income per common share - Diluted (non-GAAP) (3)	$1.48	$1.49	$1.40	$1.26	$1.35	$5.63	$5.50
Dividends per common share	$0.46	$0.43	$0.40	$0.38	$0.36	$1.67	$1.38
Basic weighted-average common shares outstanding	33,677,851	34,056,771	35,089,129	35,445,087	36,154,922	34,560,544	36,530,112
Diluted weighted-average common shares outstanding	33,964,216	34,300,206	35,299,747	35,618,705	36,364,873	34,797,444	36,775,632
Effective tax rate	16.20%	20.13%	19.78%	20.20%	20.49%	19.07%	20.24%

The Company reported consolidated net income of $49.1 million, or $1.45 per diluted common share for the three months ended December 31, 2019, a decrease of $2.5 million, or 4.8% from the third quarter of 2019. Diluted EPS was $1.50 in the third quarter of 2019, or $51.6 million. Compared to the fourth quarter of 2018, Diluted EPS improved $0.10, due to the decline in weighted average diluted share count of 2.4 million shares. The decline in weighted-average diluted shares resulted from the continuation of the Company repurchasing common shares over the past year. Net interest income decreased by $917,000 compared to the third quarter of 2019 on lower interest income, offset partially by lower expense. The provision for loan losses decreased by $471,000, with the nonacquired provision for loan losses increasing $978,000 compared to third quarter of 2019; while the acquired loan loss provision declined by $1.4 million. Noninterest income was down $1.3 million compared to third quarter of 2019 to $36.3 million in the fourth quarter of 2019. Excluding securities gains, noninterest income decreased by $862,000 in the fourth quarter of 2019. Noninterest expense was higher in the fourth quarter of 2019 compared to the third quarter of 2019 by $4.3 million due primarily to higher FDIC assessment cost of $1.1 million, higher branch consolidation cost of $1.5 million, and higher business development and staff related cost of $887,000. The Company received a $760,000 credit on its FDIC assessment in 4Q 2019, which was lower than the credit received in 3Q 2019 of $1.6 million. The efficiency ratio and adjusted efficiency ratio were 61.6% and 60.7% in 4Q 2019, respectively, compared to 58.4% for both in the third quarter of 2019.

Income Tax Expense

During the fourth quarter of 2019, our effective income tax rate decreased to 16.20% from 20.13% in the third quarter of 2019 and from 20.49% in the fourth quarter of 2018. The primary factor in the lower effective tax rate in the fourth quarter of 2019 was the recognition of additional income tax credits received, specifically one credit totaling approximately $2.4 million. During 2019, the Company has increased its investment in qualified affordable housing projects and other tax advantaged opportunities by approximately $39.4 million, resulting in the additional tax credits available to assist in lowering the effective tax rate in 2019 compared to 2018. In addition, pre-tax income was lower in the fourth quarter of 2019 by approximately $6.0 million than in the third quarter of 2019, further lowering the effective rate for the quarter. Compared to the fourth quarter of 2018, the lower effective rate was the result of additional federal tax credits discussed above and lower pre-tax income.

Current Expected Credit Losses (“CECL”) - update

Consistent with our prior estimates, the current estimate of our allowance for credit losses (ACL) with the adoption of ASU 2016-13 (CECL) is expected to be between $105.0 and $120.0 million, including the liability for unfunded commitments. The increase in the ACL is driven by the acquired non-credit impaired loan portfolio (ANCI), the non-acquired loan portfolio, and reserve on unfunded commitments. The total increase will range between $43.0 million and $58.0 million (pre-tax) from the allowance for loan losses and reserve on unfunded commitments recorded at December 31, 2019. The estimated decline in equity, net of tax, will range from $33.5 million to $45.2 million. Our loan portfolio is segregated into 10 loan segments (models) that use a 24-month forecast period and a 12-month reversion period. Based upon the estimates described above, our tangible common equity ratio will reduce by 20 – 30 basis points. The estimates of the initial impact from the adoption of CECL were based upon our current analysis, composition, characteristics and quality of our loan portfolio, as well as assumptions, management judgments, and forecasted economic conditions, and are subject to continued review and refinement during the first quarter of 2020.

Balance Sheet and Capital

	Ending Balance
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(dollars in thousands, except per share and share data)	2019	2019	2019	2019	2018
BALANCE SHEET
Assets
Cash and cash equivalents	$688,704	$719,194	$851,971	$949,591	$408,983
Investment securities:
Securities available for sale, at fair value	1,956,047	1,813,134	1,717,276	1,466,249	1,517,067
Other investments	49,124	49,124	49,124	40,624	25,604
Total investment securities	2,005,171	1,862,258	1,766,400	1,506,873	1,542,671
Loans held for sale	59,363	87,393	47,796	33,297	22,925
Loans:
Acquired credit impaired	356,782	390,714	419,961	452,258	485,119
Acquired non-credit impaired	1,760,427	1,965,603	2,180,281	2,378,737	2,594,826
Non-acquired	9,252,831	8,928,512	8,621,327	8,310,613	7,933,286
Less allowance for non-acquired loan losses	(56,927)	(54,937)	(53,590)	(52,008)	(51,194)
Loans, net	11,313,113	11,229,892	11,167,979	11,089,600	10,962,037
Other real estate owned ("OREO")	11,964	13,415	14,506	11,297	11,410
Premises and equipment, net	317,321	323,506	321,348	322,553	241,076
Bank owned life insurance	234,567	233,206	231,708	230,629	230,105
Deferred tax asset	31,316	27,844	28,240	31,884	37,128
Mortgage servicing rights	30,525	28,674	30,332	32,415	34,727
Core deposit and other intangibles	49,816	53,083	56,351	59,619	62,900
Goodwill	1,002,900	1,002,900	1,002,900	1,002,900	1,002,900
Other assets	176,332	170,717	163,806	136,229	119,466
Total assets	$15,921,092	$15,752,082	$15,683,337	$15,406,887	$14,676,328

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$3,245,306	$3,307,532	$3,255,906	$3,219,864	$3,061,769
Interest-bearing	$8,931,790	8,716,255	8,666,374	8,699,107	8,585,164
Total deposits	12,177,096	12,023,787	11,922,280	11,918,971	11,646,933
Federal funds purchased and securities sold under agreements to repurchase	298,741	269,072	298,029	276,891	270,649
Other borrowings	815,936	815,771	816,414	616,250	266,084
Other liabilities	256,306	292,496	272,636	218,298	126,366
Total liabilities	13,548,079	13,401,126	13,309,359	13,030,410	12,310,032

Shareholders' equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	--	--	--	--	--
Common stock - $2.50 par value; authorized 80,000,000 shares	84,361	84,757	86,839	88,421	89,574
Surplus	1,607,740	1,617,004	1,676,229	1,719,396	1,750,495
Retained earnings	679,895	646,325	609,444	582,034	551,108
Accumulated other comprehensive income (loss)	1,017	2,870	1,466	(13,374)	(24,881)
Total shareholders' equity	2,373,013	2,350,956	2,373,978	2,376,477	2,366,296
Total liabilities and shareholders' equity	$15,921,092	$15,752,082	$15,683,337	$15,406,887	$14,676,328

Common shares issued and outstanding	33,744,385	33,902,726	34,735,587	35,368,521	35,829,549

At December 31, 2019, the Company’s total assets were $15.9 billion, an increase of $1.2 billion from December 31, 2018, and an increase of 8.5%. During the fourth quarter of 2019, changes in the balance sheet include the following:

1.	Net loan growth totaled $85.2 million, or 3.0% annualized. Non-acquired loans increased by $324.3 million or 14.4% annualized, and acquired loans decreased by $239.1 million, or 40.3% annualized.
2.	Investment securities portfolio grew by $142.9 million to $2.0 billion, representing 12.6% of total assets.
3.	Non-interest bearing deposits declined by $62.2 million, or 7.5% annualized.
4.	Interest bearing deposits grew by $215.5 million, or 9.8% annualized.
5.	Equity increased by $22.1 million as the Company only repurchased 165,000 common shares totaling $12.4 million, and at an average price of $74.88 per share.

The Company’s book value per common share increased to $70.32 per share at December 31, 2019, compared to $69.34 at September 30, 2019 and $66.04 at December 31, 2018. Total equity (capital) increased by $22.1 million due to net income totaling $49.1 million, offset by the dividend paid of $15.5 million during the fourth quarter of 2019. Tangible book value (“TBV”) per common share increased by $0.93 per share to $39.13 at December 31, 2019, compared to $38.20 at September 30, 2019, and increased by $2.83 per share, or 7.8%, from $36.30 at December 31, 2018.

Performance and Capital Ratios

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
PERFORMANCE RATIOS	2019	2019	2019	2019	2018	2019	2018
Return on average assets (annualized)	1.23%	1.31%	1.08%	1.21%	1.33%	1.21%	1.23%
Adjusted return on average assets (annualized) (non-GAAP) (3)	1.26%	1.30%	1.28%	1.23%	1.33%	1.27%	1.39%
Return on average equity (annualized)	8.26%	8.70%	6.98%	7.61%	8.24%	7.89%	7.63%
Adjusted return on average equity (annualized) (non-GAAP) (3)	8.47%	8.64%	8.32%	7.69%	8.24%	8.28%	8.62%
Return on average tangible common equity (annualized) (non-GAAP) (7)	15.79%	16.62%	13.38%	14.66%	15.91%	15.11%	14.93%
Adjusted return on average tangible common equity (annualized) (non-GAAP) (3) (7)	16.17%	16.51%	15.79%	14.80%	15.91%	15.82%	16.76%
Efficiency ratio (tax equivalent)	61.64%	58.40%	66.87%	63.24%	59.43%	62.52%	63.57%
Adjusted efficiency ratio (non-GAAP) (9)	60.73%	58.40%	59.78%	62.52%	59.43%	60.33%	59.06%
Dividend payout ratio (2)	31.62%	28.48%	33.89%	30.29%	26.63%	30.94%	28.27%
Book value per common share	$70.32	$69.34	$68.34	$67.19	$66.04
Tangible common equity per common share (non-GAAP) (7)	$39.13	$38.20	$37.85	$37.15	$36.30

CAPITAL RATIOS
Equity-to-assets	14.90%	14.92%	15.14%	15.42%	16.12%
Tangible equity-to-tangible assets (non-GAAP) (7)	8.88%	8.81%	8.99%	9.16%	9.56%
Tier 1 common equity (6)	11.3%	11.2%	11.6%	11.9%	12.1%
Tier 1 leverage (6)	9.7%	9.7%	10.0%	10.5%	10.7%
Tier 1 risk-based capital (6)	12.3%	12.2%	12.6%	12.9%	13.1%
Total risk-based capital (6)	12.8%	12.7%	13.1%	13.4%	13.6%

OTHER DATA
Number of branches	155	157	156	168	168
Number of employees (full-time equivalent basis)	2,547	2,544	2,544	2,589	2,602

Asset Quality

	Ending Balance
	Dec. 31,	Sept 30,	June 30,	Mar. 31,	Dec. 31,
(Dollars in thousands)	2019	2019	2019	2019	2018
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$22,816	$19,187	$15,605	$15,910	$15,018
Non-acquired OREO and other nonperforming assets	3,705	3,724	4,374	4,070	4,037
Total non-acquired nonperforming assets	26,521	22,911	19,979	19,980	19,055
Acquired
Acquired nonperforming loans	11,114	9,596	9,985	14,558	13,651
Acquired OREO and other nonperforming assets	8,579	9,938	10,412	7,782	7,755
Total acquired nonperforming assets	19,693	19,534	20,397	22,340	21,406
Total nonperforming assets	$46,214	$42,445	$40,376	$42,320	$40,461

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2019	2019	2019	2019	2018	2019	2018
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.62%	0.62%	0.62%	0.63%	0.65%	0.62%	0.65%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	249.50%	286.32%	343.42%	326.89%	340.88%	249.50%	340.88%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	0.06%	0.05%	0.02%	0.02%	0.06%	0.04%	0.04%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	-0.01%	0.15%	0.25%	0.03%	0.09%	0.11%	0.06%
Total nonperforming assets as a percentage of total assets	0.29%	0.27%	0.26%	0.27%	0.28%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.25%	0.21%	0.18%	0.19%	0.19%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.29%	0.26%	0.23%	0.24%	0.24%
Total nonperforming assets as a percentage of total assets (5)	0.17%	0.15%	0.13%	0.13%	0.13%

Total nonperforming assets increased by $3.8 million to $46.2 million, representing 0.29% of total assets, an increase of 2 basis points compared to September 30, 2019. Non-performing acquired non-credit impaired loans increased by $1.5 million and totaled $11.1 million. Legacy non-performing loans increased by $3.6 million during the fourth quarter of 2019 to $22.8 million at December 31, 2019. The allowance for loan losses as a percentage of non-acquired nonaccrual loans was 250% at December 31, 2019, down from 286% in the third quarter of 2019, and down from 341% at December 31, 2018.

At December 31, 2019, the allowance for non-acquired loan losses was $56.9 million, or 0.62%, of non-acquired period-end loans and $54.9 million, or 0.62%, at September 30, 2019, and $51.2 million, or 0.65% at December 31, 2018. Net charge-offs within the non-acquired portfolio were $1.5 million, or 0.06% annualized, in the fourth quarter of 2019, compared to $1.1 million, or 0.05% annualized, in the third of 2019. Fourth quarter 2018 net charge-offs totaled $1.1 million, or 0.06% annualized. Net charge-offs (recoveries) related to the non-acquired loan portfolio totaled $348,000 during the fourth quarter of 2019 and ($188,000) for the twelve months ended December 31, 2019. The remaining net charge-offs were from overdraft and ready reserve accounts and totaled $1.1 million, for the fourth quarter of 2019, and, for the twelve months ended December 31, 2019, totaled $3.7 million.

During the fourth quarter of 2019, the provision for loan losses totaled $3.5 million for the non-acquired loan portfolio compared to $2.5 million in the third quarter of 2019, and $2.5 million in the fourth quarter of 2018.

Net charge offs (recoveries) related to “acquired non-credit impaired loans” were ($36,000), or -0.01% annualized, in the fourth quarter of 2019; and the Company recorded a “negative” provision for loan losses, accordingly. Net charge-offs in the third quarter of 2019 totaled $760,000, or 0.15% annualized, and in the fourth quarter of 2018, net charge-offs totaled $574,000, or 0.09% annualized.

During the fourth quarter of 2019, the Company recorded net impairment of $134,000 within the acquired credit impaired loan pools compared to $786,000 in the third quarter of 2019. During the fourth quarter of 2018, the Company recorded net impairment of $710,000.

Total OREO decreased during the fourth quarter with the disposition of property from both the nonacquired and acquired OREO assets. The decline totaled $1.5 million with a balance of $12.0 million at December 31, 2019. The OREO balance at December 31, 2018 was $11.4 million.

Net Interest Income and Margin

	Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
YIELD ANALYSIS
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$573,957	$2,337	1.62%	$491,627	$2,676	2.16%	$172,849	$1,032	2.37%
Investment securities (taxable)	1,713,050	11,016	2.55%	1,638,461	10,785	2.61%	1,358,978	8,838	2.58%
Investment securities (tax-exempt)	176,261	1,486	3.34%	181,434	1,587	3.47%	188,666	1,457	3.06%
Loans held for sale	73,541	664	3.58%	58,829	541	3.65%	24,820	291	4.65%
Loans	11,297,402	131,951	4.63%	11,225,593	134,412	4.75%	10,928,294	132,250	4.80%
Total interest-earning assets	13,834,211	147,454	4.23%	13,595,944	150,001	4.38%	12,673,607	143,868	4.50%
Noninterest-earning assets	2,024,648			2,014,172			1,924,666
Total Assets	$15,858,859			$15,610,116			$14,598,273
Interest-Bearing Liabilities:
Transaction and money market accounts	$5,768,724	$8,010	0.55%	$5,581,057	$8,932	0.63%	$5,310,048	$8,498	0.63%
Savings deposits	1,313,991	769	0.23%	1,323,377	1,027	0.31%	1,416,227	1,324	0.37%
Certificates and other time deposits	1,684,633	6,448	1.52%	1,730,567	6,696	1.54%	1,804,939	5,488	1.21%
Federal funds purchased and repurchase agreements	290,287	590	0.81%	272,900	612	0.89%	273,994	660	0.96%
Other borrowings	815,847	5,181	2.52%	816,188	5,361	2.61%	122,676	1,506	4.87%
Total interest-bearing liabilities	9,873,482	20,998	0.84%	9,724,089	22,628	0.92%	8,927,884	17,476	0.78%
Noninterest-bearing liabilities	3,628,741			3,534,873			3,310,416
Shareholders' equity	2,356,636			2,351,154			2,359,973
Total Non-IBL and shareholders' equity	5,985,377			5,886,027			5,670,389
Total liabilities and shareholders' equity	$15,858,859			$15,610,116			$14,598,273
Net interest income and margin (NON-TAX EQUIV.)		$126,456	3.63%		$127,373	3.72%		$126,392	3.96%
Net interest margin (TAX EQUIVALENT)			3.64%			3.73%			3.98%

Overall Cost of Funds (including demand deposits)			0.63%			0.69%			0.57%

Non-taxable equivalent net interest income was $126.5 million for the fourth quarter of 2019, a decrease of $917,000 from the third quarter of 2019. The decrease resulted from lower interest income of $2.5 million in loan interest income partially offset by lower interest expense totaling $1.6 million. All funding components declined from the third quarter of 2019 in a declining rate environment. Interest income from the loan portfolio declined by $2.5 million, which was attributable to lower yields in the acquired loan portfolio and the non-acquired loan portfolio. The yield on the acquired loan portfolio declined to 6.28% at December 31, 2019 from 6.32% at September 30, 2019; while the non-acquired loan portfolio declined to 4.23% at December 31, 2019 from 4.31% at September 30, 2019. The average balance of loans increased by $71.8 million in the fourth quarter of 2019.

Tax-equivalent net interest margin declined 9 basis points from the third quarter of 2019 and declined by 34 basis points from the fourth quarter of 2018. During the fourth quarter of 2019, the Company’s average total assets increased to $15.9 billion, an increase of $248.7 million from the third quarter of 2019, and an increase of $1.3 billion from the fourth quarter of 2018. Average earning assets totaled $13.8 billion up $238.3 million from third quarter of 2019, and up $1.2 billion from the fourth quarter of 2018. Average interest-bearing liabilities totaled $9.9 billion at December 31, 2019, an increase of $149.4 million from September 30, 2019; and up $945.6 million from December 31, 2018. Average non-interest bearing liabilities increased by $93.9 million, from September 30, 2019, to $3.6 billion; and was up $318.3 million from December 31, 2018. Including the impact of noninterest bearing deposits, the Company’s overall cost of funds declined to 63 basis points for the fourth quarter of 2019 compared to 69 basis points in the third quarter of 2019, and increased when compared to 57 basis points one year ago.

Acquired Loans and Accretable Yield

The first table below reflects the quarterly roll forward of the acquired credit impaired loan accretable yield. The table reflects the amount of acquired credit impaired loan interest income recognized each quarter, split between (1) contractual loan interest; and (2) the accretion recognized from the performance of the acquired credit impaired loans.

The second table below shows the split between principal and interest that will be accreted into interest income over the expected remaining life of the acquired credit impaired (ACI) loans, the third table shows the nonaccretable difference split between principal and interest which is not expected to be collected, and the fourth table shows “total acquired accretion income” recorded over the past five quarters. The amount decreased in the fourth quarter of 2019 to $7.4 million when compared $8.1 million in the third quarter of 2019, as the loan balances for the acquired loan portfolios declined.

The amount of acquired noncredit impaired (ANCI) discount recognized in the fourth quarter of 2019 was $3.9 million compared to $2.7 million recognized in the third quarter of 2019. The increase recognized was primarily related to a larger decline in acquired consumer owner occupied loans than in prior quarters. The remaining balance of the discount on the acquired noncredit impaired loan portfolio totals $20.3 million at December 31, 2019, $24.2 million at September 30, 2019, and $33.4 million at December 31, 2018.

	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
	2019	2019	2019	2019	2018
1 - Accretable Yield Rollforward (Acquired credit impaired loans)
(Dollars in thousands)
Balance at beginning of period	$90,135	$100,613	$106,978	$116,754	$114,985

Contractual interest income *	(6,000)	(6,327)	(7,111)	(7,078)	(7,837)
Accretion on acquired loans	(2,835)	(4,691)	(5,167)	(5,120)	(5,099)
Additions (decreases) from Park Sterling Bank Acquisition	-	-	-	-	-
Improved cash flows affecting nonaccretable difference	817	541	5,994	2,474	14,698
Other changes, net	(19)	(1)	(81)	(52)	7

Balance at end of period	$82,098	$90,135	$100,613	$106,978	$116,754

* Contractual interest income does not include interest income from loan advances post-acquisition on lines of credit, late fees or other loan fees.

2 - Principal & Interest of Accretable Yield Period End Balance
Principal - expected to be collected in future periods and recorded as interest income	$35,436	$39,220	$43,616	$46,673	$48,896
Interest - expected to be collected in future periods and recorded as interest income	46,662	50,915	56,997	60,305	67,858
Total accretable balance at period end	$82,098	$90,135	$100,613	$106,978	$116,754

3 - Principal & Interest of the Nonaccretable Difference
Contractual principal which is not expected to be collected	$9,122	$9,878	$13,151	$15,203	$19,055
Contractual interest which is not expected to be collected	4,817	5,414	$5,005	9,079	5,763
Total nonaccretable difference	$13,939	$15,292	$18,156	$24,282	$24,818

	Three months Ended
	Dec. 31,	Sept 30,	June 30,	Mar. 31	Dec. 31,
	2019	2019	2019	2019	2018
4 - Acquired accretion income over Past 5 Quarters
(in thousands)
Acquired non credit impaired accretion income and fees	$3,896	$2,667	$3,209	$3,237	$3,792
Acquired credit impaired accretion income	2,835	4,691	5,167	5,120	5,099
Other interest and late fees	685	712	773	780	770
Total acquired accretion income	$7,416	$8,070	$9,149	$9,137	$9,662

Noninterest Income and Expense

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands)	2019	2019	2019	2019	2018	2019	2018
Noninterest income:
Fees on deposit accounts	$19,161	$19,725	$18,741	$17,808	$18,704	$75,435	$81,649
Mortgage banking income	3,757	6,115	5,307	2,385	2,501	17,564	13,590
Trust and investment services income	6,935	7,320	7,720	7,269	7,621	29,244	30,229
Securities (losses) gains, net	24	437	1,709	541	(3)	2,711	(655)
Recoveries of fully charged off acquired loans	2,232	1,401	1,347	1,867	2,737	6,847	9,117
Other	4,198	2,584	2,794	2,188	4,082	11,764	11,819
Total noninterest income	$36,307	$37,582	$37,618	$32,058	$35,642	$143,565	$145,749

Noninterest expense:
Salaries and employee benefits	$58,218	$59,551	$58,547	$58,431	$57,705	$234,747	$233,130
Pension plan termination expense	-	-	9,526	--	--	9,526	--
Occupancy expense	12,113	11,883	11,849	11,612	11,804	47,457	49,165
Information services expense	8,919	8,878	8,671	9,009	7,877	35,477	34,322
FHLB prepayment penalty	--	--	--	134	--	134	-
OREO expense and loan related	1,013	597	881	751	831	3,242	3,510
Business development and staff related	2,905	2,018	2,171	2,288	2,822	9,382	10,132
Amortization of intangibles	3,267	3,268	3,268	3,281	3,537	13,084	14,209
Professional fees	2,862	2,442	2,781	2,240	3,148	10,325	8,883
Supplies, printing and postage expense	1,464	1,418	1,495	1,504	1,480	5,881	5,839
FDIC assessment and other regulatory charges	1,327	228	1,455	1,535	1,340	4,545	8,405
Advertising and marketing	1,491	1,052	959	807	1,273	4,309	4,221
Other operating expenses	5,555	5,029	5,726	5,667	4,847	21,977	19,243
Branch consolid. or merger / convers related exp.	1,494	-	2,078	980	-	4,552	29,868
Total noninterest expense	$100,628	$96,364	$109,407	$98,239	$96,664	$404,638	$420,927

Noninterest income totaled $36.3 million for the fourth quarter of 2019 and $37.6 million in the third quarter of 2019, a decrease of $1.3 million. The largest variance was in mortgage banking income which declined by $2.4 million. This decline was the result of lower secondary market income totaling $2.1 million and lower mortgage servicing related income accounting for the difference. Trust and investment services income was lower by $385,000, and fees on deposit accounts were lower by $564,000. These decreases were more than offset by more recoveries on acquired loans totaling $831,000 (received one large recovery which was not anticipated in the fourth quarter of 2019); higher other income totaling $1.6 million from capital markets income and gain on the sale of loans.

Compared to the fourth quarter of 2018, noninterest income increased by $665,000 due primarily to fees on deposit accounts and mortgage banking income. These were offset partially by lower trust and investment services income and lower recoveries of acquired loans.

Noninterest expense was $100.6 million in the fourth quarter of 2019, an increase of $4.3 million from $96.4 million in the third quarter of 2019. The increase was primarily related to the following: (1) the closure of one branch in late October resulted in branch consolidation cost totaling $1.5 million, (2) higher FDIC assessment and other regulatory expense of $1.1 million related to a credit received from the FDIC in the third quarter of 2019 totaling $1.6 million, and (3) higher business development and staff related cost of $887,000 from higher recruitment and relocation cost, higher business development and higher travel. Adjusted noninterest expense totaled $99.1 million in 4Q 2019, which was $2.8 million higher than third quarter of 2019, and resulted in an adjusted efficiency ratio of 60.7% compared to 58.4% in third quarter of 2019.

Compared to the fourth quarter of 2018, noninterest expense was higher by $4.0 million. The net increase was primarily due to the following: (1)  branch consolidated cost of $1.5 million, from the closure of one branch in late October 2019, (2) higher information services expense of $1.0 million due primarily to lower credits received from our core processor, (3) higher salary and employee benefits totaling $513,000, which was the result of higher salary, benefits and commissions partially offset by lower incentive, and (4) higher other expense related to more passive losses related to CRA investments acquired in 2019. Adjusted noninterest expense (non-GAAP) increased $2.5 million, or 10.1% annualized, compared to the fourth quarter of 2018. Adjusted noninterest expense decreased by $633,000, or 0.02%, in 2019 to $390.4 million compared to $391.1 million in 2018.

With today’s announcement that South State Corporation (“South State”) has entered into a merger agreement with CenterState Bank Corporation (“CenterState”), South State has canceled its live conference webcast to review fourth quarter 2019 financial results that was scheduled for Tuesday, January 28, 2019 at 10:00 am ET. Instead, South State and CenterState will jointly host a live conference call and webcast today at 8:30 am ET to discuss the merger, and South State will also discuss its fourth quarter 2019 financial results. To listen to the live call, please dial 877-506-9272 and enter 10138864 for the conference ID. The number for international participants is 412-380-2004. The webcast of the conference call, along with related slides, will be accessible through South State’s and CenterState’s websites as well. The conference call will also be available for replay beginning at 2:00 p.m. Eastern Time on January 27, 2020 until 9:00 a.m. on February 10, 2020. To listen to the replay dial 877-344-7529 or 412-317-0088. The passcode is 10138864.

***************

South State Corporation is a financial services company headquartered in Columbia, South Carolina with approximately $15.9 billion in assets. South State Bank, the Company’s primary subsidiary, provides consumer, commercial, mortgage, and wealth management solutions throughout the Carolinas, Georgia and Virginia. South State has served customers since 1934. Additional information is available at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures. Management believes that these non-GAAP measures provide additional useful information which allows readers to evaluate the ongoing performance of the Company. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands, except per share data)	2019	2019	2019	2019	2018	2019	2018
RECONCILIATION OF GAAP TO Non-GAAP
Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$49,091	$51,565	$41,460	$44,367	$49,004	$186,483	$178,871
Securities losses (gains), net of tax	(20)	(349)	(1,371)	(432)	2	(2,173)	520
Provision for income taxes - Deferred Tax Asset Write-Off	--	--	--	--	--	--	(990)
Pension plan termination expense, net of tax	--	--	7,641	--	--	7,641	--
FHLB prepayment penalty, net of tax	--	--	--	107	--	107	--
Merger and branch consolidation/acq. expense, net of tax	1,252	--	1,667	782	--	3,701	23,692
Adjusted net income (non-GAAP)	$50,323	$51,216	$49,397	$44,824	$49,006	$195,759	$202,093

Adjusted net income per common share - Basic (3)
Earnings per common share - Basic (GAAP)	$1.45	$1.51	$1.18	$1.25	$1.36	$5.40	$4.90
Effect to adjust for securities losses (gains)	(0.01)	(0.01)	(0.04)	(0.01)	-	(0.06)	0.01
Effect to adjust for provision for income tax DTA Write-Off	-	-	-	-	-	-	(0.03)
Effect to adjust for pension plan termination expense, net of tax	-	-	0.22	-	-	0.22	--
Effect to adjust for FHLB prepayment penalty, net of tax	-	-	-	0.00	-	-	--
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.04	-	0.05	0.02	-	0.10	0.65
Adjusted net income per common share - Basic (non-GAAP)	$1.48	$1.50	$1.41	$1.26	$1.36	$5.66	$5.53

Adjusted net income per common share - Diluted (3)
Earnings per common share - Diluted (GAAP)	$1.45	$1.50	$1.17	$1.25	$1.35	$5.36	$4.86
Effect to adjust for securities losses (gains)	-	(0.01)	(0.04)	(0.01)	-	(0.06)	0.01
Effect to adjust for provision for income tax DTA Write-Off	-	-	-	-	-	-	(0.02)
Effect to adjust for pension plan termination expense, net of tax	-	-	0.22	-	-	0.22	--
Effect to adjust for FHLB prepayment penalty, net of tax	-	-	-	0.00	-	0.00	--
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.04	-	0.05	0.02	-	0.11	0.65
Adjusted net income per common share - Diluted (non-GAAP)	$1.49	$1.49	$1.40	$1.26	$1.35	$5.63	$5.50

Adjusted Return of Average Assets (3)
Return on average assets (GAAP)	1.23%	1.31%	1.08%	1.21%	1.33%	1.21%	1.23%
Effect to adjust for securities losses (gains)	0.00%	-0.01%	-0.04%	-0.01%	0.00%	-0.01%	0.00%
Effect to adjust for provision for income tax DTA Write-Off	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	-0.01%
Effect to adjust for pension plan termination expense, net of tax	0.00%	0.00%	0.20%	0.00%	0.00%	0.05%	0.00%
Effect to adjust for FHLB prepayment penalty, net of tax	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.03%	0.00%	0.04%	0.03%	0.00%	0.02%	0.17%
Adjusted return on average assets (non-GAAP)	1.26%	1.30%	1.28%	1.23%	1.33%	1.27%	1.39%

Adjusted Return of Average Equity (3)
Return on average equity (GAAP)	8.26%	8.70%	6.98%	7.61%	8.24%	7.89%	7.63%
Effect to adjust for securities losses (gains)	0.00%	-0.06%	-0.23%	-0.07%	0.00%	-0.09%	0.02%
Effect to adjust for provision for income tax DTA Write-Off	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	-0.06%
Effect to adjust for pension plan termination expense, net of tax	0.00%	0.00%	1.29%	0.00%	0.00%	0.32%	0.00%
Effect to adjust for FHLB prepayment penalty, net of tax	0.00%	0.00%	0.00%	0.02%	0.00%	0.00%	0.00%
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.21%	0.00%	0.28%	0.13%	0.00%	0.16%	1.03%
Adjusted return on average equity (non-GAAP)	8.47%	8.64%	8.32%	7.69%	8.24%	8.28%	8.62%

Adjusted Return on Average Common Tangible Equity (3) (7)
Return on average common equity (GAAP)	8.26%	8.70%	6.98%	7.61%	8.24%	7.89%	7.63%
Effect to adjust for securities losses (gains)	0.00%	-0.06%	-0.23%	-0.07%	0.00%	0.32%	0.02%
Effect to adjust for provision for income tax DTA Write-Off	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	-0.06%
Effect to adjust for pension plan termination expense, net of tax	0.00%	0.00%	1.29%	0.00%	0.00%	-0.09%	0.00%
Effect to adjust for FHLB prepayment penalty, net of tax	0.00%	0.00%	0.00%	0.02%	0.00%	0.00%	0.00%
Effect to adjust for merger & branch consol./acq expenses, net of tax	0.21%	0.00%	0.28%	0.13%	0.00%	0.16%	1.01%
Effect to adjust for intangible assets	7.70%	7.87%	7.47%	7.11%	7.67%	7.54%	8.16%
Adjusted return on average common tangible equity (non-GAAP)	16.17%	16.51%	15.79%	14.80%	15.91%	15.82%	16.76%

Tangible Book Value Per Common Share (7)
Book value per common share (GAAP)	$70.32	$69.34	$68.34	$67.19	$66.04
Effect to adjust for intangible assets	(31.19)	(31.14)	(30.49)	(30.04)	(29.74)
Tangible book value per common share (non-GAAP)	$39.13	$38.20	$37.85	$37.15	$36.30

Tangible Equity-to-Tangible Assets (7)
Equity-to-assets (GAAP)	14.90%	14.92%	15.14%	15.42%	16.12%
Effect to adjust for intangible assets	-6.02%	-6.11%	-6.15%	-6.26%	-6.56%
Tangible equity-to-tangible assets (non-GAAP)	8.88%	8.81%	8.99%	9.16%	9.56%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.
(3)	Adjusted earnings, adjusted return on average assets, and adjusted return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, other-than-temporary-impairment (OTTI), and merger and branch consolidation related expense. It also reflects an adjustment for the deferred tax asset revaluation of $990,000 included in the 12 months ended December 31, 2018. Management believes that non-GAAP adjusted measures provide additional useful information that allows readers to evaluate the ongoing performance of the company. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP. Adjusted earnings and the related adjusted return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis: (a) pre-tax merger and branch consolidation related expense of $1.5 million, $2.1 million, and $980,000, for the quarters ended December 31, 2019, June 30, 2019, and March 31, 2019, respectively; (b) securities (losses) gains, net of $24,000, $437,000, $1.7 million, $541,000, and ($3,000), for the quarters ended December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019, and December 31, 2018, respectively; (c) Pension plan termination expense of $9.5 million for the quarter ended June 30, 2019; and (d) FHLB prepayment penalty of $134,000 for the quarter ended March 31, 2019.
(4)	Repossessed assets include OREO and other nonperforming assets.
(5)	Calculated by dividing total non-acquired NPAs by total assets.
(6)	December 31, 2019 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed.
(7)	The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets. The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income. Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP. The sections titled "Reconciliation of Non-GAAP to GAAP" provide tables that reconcile non-GAAP measures to GAAP.
(8)	Includes noncash loan interest income related to the discount on acquired performing loans of $3.9 million, $2.7 million, $3.2 million, $3.2 million, and $3.8 million, respectively, during the five quarters above.
(9)	Adjusted efficiency ratio is calculated by taking the noninterest expense excluding branch consolidation cost and merger cost and the FHLB prepayment penalty divided by net interest income and noninterest income excluding securities gains (losses) and OTTI.

Cautionary Statement Regarding Forward-Looking Statements

Statements included in this communication, which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on, among other things, management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and South State Corporation (“South State”). Words and phrases such as “may,” “approximately,” “continue,” “should,” “expects,” “projects,” “anticipates,” “is likely,” “look ahead,” “look forward,” “believes,” “will,” “intends,” “estimates,” “strategy,” “plan,” “could,” “potential,” “possible” and variations of such words and similar expressions are intended to identify such forward-looking statements. South State cautions readers that forward looking statements are subject to certain risks, uncertainties and assumptions that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks, uncertainties and assumptions, include, among others, the following: (1) economic downturn risk, potentially resulting in deterioration in the credit markets, greater than expected noninterest expenses, excessive loan losses and other negative consequences, which risks could be exacerbated by potential negative economic developments resulting from federal spending cuts and/or one or more federal budget-related impasses or actions; (2) increased expenses, loss of revenues, and increased regulatory scrutiny associated with our total assets having exceeded $10.0 billion; (3) controls and procedures risk, including the potential failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures; (4) ownership dilution risk associated with potential acquisitions in which South State’s stock may be issued as consideration for an acquired company; (5) potential deterioration in real estate values; (6) the impact of competition with other financial institutions, including pricing pressures (including those resulting from the Tax Cuts and Jobs Act) and the resulting impact, including as a result of compression to net interest margin; (7) credit risks associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed under the terms of any loan-related document; (8) interest risk involving the effect of a change in interest rates on the bank’s earnings, the market value of the bank’s loan and securities portfolios, and the market value of South State’s equity; (9) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (10) risks associated with an anticipated increase in South State’s investment securities portfolio, including risks associated with acquiring and holding investment securities or potentially determining that the amount of investment securities South State desires to acquire are not available on terms acceptable to South State; (11) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (12) transaction risk arising from problems with service or product delivery; (13) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (14) regulatory change risk resulting from new laws, rules, regulations, accounting principles, proscribed practices or ethical standards, including, without limitation, the possibility that regulatory agencies may require higher levels of capital above the current regulatory-mandated minimums and including the impact of the recently enacted Tax Cuts and Jobs Act, the Consumer Financial Protection Bureau rules and regulations, and the possibility of changes in accounting standards, policies, principles and practices, including changes in accounting principles relating to loan loss recognition (CECL); (15) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (16) reputation risk that adversely affects earnings or capital arising from negative public opinion; (17) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (18) cybersecurity risk related to the dependence of South State on internal computer systems and the technology of outside service providers, as well as the potential impacts of third party security breaches, subjects each company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; (19) greater than expected noninterest expenses; (20) noninterest income risk resulting from the effect of regulations that prohibit financial institutions from charging consumer fees for paying overdrafts on ATM and one-time debit card transactions, unless the consumer consents or opts in to the overdraft service for those types of transactions; (21) excessive loan losses; (22) failure to realize synergies and other financial benefits from, and to limit liabilities associated with, mergers and acquisitions within the expected time frame; (23) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with merger and acquisition integration, including, without limitation, and potential difficulties in maintaining relationships with key personnel; (24) the risks of fluctuations in market prices for South State common stock that may or may not reflect economic condition or performance of South State; (25) the payment of dividends on South State common stock is subject to regulatory supervision as well as the discretion of the board of directors of South State, South State’s performance and other factors; (26) operational, technological, cultural, regulatory, legal, credit and other risks associated with the exploration, consummation and integration of potential future acquisition, whether involving stock or cash consideration; (27) risks related to the proposed merger of South State and CenterState, including, among others, (i) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer than anticipated to be realized, (ii) disruption to the parties’ businesses as a result of the announcement and pendency of the merger, (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between CenterState and South State, (iv) the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party’s businesses into the other’s businesses, (v) the failure to obtain the necessary approvals by the shareholders of South State or CenterState, (vi) the amount of the costs, fees, expenses and charges related to the merger, (vii) the ability of each of South State and CenterState to obtain required governmental approvals of the merger (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction), (viii) reputational risk and the reaction of each company's customers, suppliers, employees or other business partners to the merger, (ix) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the merger, (x) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events and (xi) the dilution caused by South State’s issuance of additional shares of its common stock in the merger, and (28) other risks and uncertainties disclosed in South State’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) or disclosed in documents filed or furnished by South State with or to the SEC after the filing of such Annual Reports on Form 10-K, and of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward-looking statements.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. South State does not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.